Exhibit (a)(1)(D)

Offer to Purchase

All Outstanding Shares of Common Stock

of

Indevus Pharmaceuticals, Inc.

at

$4.50 Net Per Share in Cash and up to $3.00 Per Share in Contingent Cash Consideration Payments

by

BTB Purchaser Inc.

a direct wholly-owned subsidiary of

Endo Pharmaceuticals Holdings Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 20, 2009, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

January 7, 2009

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been engaged by BTB Purchaser Inc., a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of Endo Pharmaceuticals Holdings Inc., a Delaware corporation (“Endo”), to act as Information Agent in connection with Purchaser’s offer to purchase all outstanding shares of common stock, $.001 par value per share (“Shares”), of Indevus Pharmaceuticals, Inc., a Delaware corporation (“Indevus”), at a price of $4.50 per Share, net to the seller in cash (less any required withholding taxes and without interest), plus contractual rights to receive up to an additional $3.00 per Share in contingent cash consideration payments, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 7, 2009 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The Offer is not subject to any financing condition, but is conditioned upon a number of other conditions as set forth in the Offer to Purchase. See Section 13 of the Offer to Purchase.

Enclosed herewith are the following documents:

1. Offer to Purchase, dated January 7, 2009;

2. Letter of Transmittal to be used by stockholders of Indevus in accepting the Offer and tendering Shares;

3. Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification), including instructions for completing the form;

4. Notice of Guaranteed Delivery;

5. A letter to stockholders of Indevus from the President and Chief Executive Officer of Indevus, accompanied by Indevus’ Solicitation/Recommendation Statement on Schedule 14D-9; and

6. A printed letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 20, 2009, UNLESS THE OFFER IS EXTENDED.

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of January 5, 2009 (together with any amendments or supplements thereto, the “Merger Agreement”), among Endo, Purchaser and Indevus, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Indevus, and Indevus will be the surviving corporation (the “Merger”). Capitalized terms used, but not defined, herein shall have the respective meanings given to them in the Merger Agreement.

The Indevus board of directors has, subject to the terms and conditions set forth in the Merger Agreement, unanimously (i) determined that the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of, the holders of Shares, (ii) approved and adopted the Merger Agreement in all respects and (iii) resolved to recommend that the holders of Shares accept the Offer and, if required, vote their Shares in favor of the adoption of the Merger Agreement and approval of the Merger.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered in the Offer, and not properly withdrawn, prior to the Expiration Date if and when Purchaser gives oral or written notice to American Stock Transfer & Trust Company (the “Depositary”) of Purchaser’s acceptance of the tender of such Shares for payment pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmation with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Neither Endo nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to us at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser’s expense.

Very truly yours,

MACKENZIE PARTNERS, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF ENDO, PURCHASER, INDEVUS, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

CALL TOLL-FREE (800) 322-2885

E-mail: tenderoffer@mackenziepartners.com

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